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         HEALTH SYSTEMS DESIGN CORP. DIAMOND-TM- SOFTWARE LICENSE
         -------------------------------------------------------------

1.   PARTIES AND PURPOSE OF AGREEMENT

     This license agreement (the "Agreement") is entered into between Kaiser Foundation Health Plan, Inc.("Customer") and Health Systems Design-TM-Corp. ("HSD"), a California Corp., the owner and developer of the managed healthcare software known as Diamond-TM- (the "Software") to specify the terms under which Customer is authorized to possess and use the Diamond Software licensed to Customer by HSD under this Agreement.

2.   DEFINED TERMS

     2.1 DEFINED TERMS: Words or phrases defined in this Section 2 will be capitalized when used in the text of this Agreement in order to identify them as "Defined Terms". Words and phrases that are defined within later sections of this Agreement will be identified with quotation marks and will be capitalized when used thereafter.

     2.2 SOFTWARE: The Diamond software modules identified in Schedule A, in object code/machine readable and source code formats, as well as subsequent upgrades and/or modifications, including any copies thereof whether partial or complete.

     2.3 DOCUMENTATION: The applicable Diamond User Documentation, any technical documentation, and Installation Manual as well as any copies of any such items, whether partial or complete may be referred to collectively as "Documentation" and shall be included within the scope of the defined term "Software".

     2.4 CUSTOMER: Any of the entities identified in Schedule B, as well as any entities that after the effective date of this Agreement become affiliates, subsidiaries, joint partners or associates of Customer and are thereby added to the list "Customers" as specified and further defined in Schedule B., which are licensed to possess and use the Software under the terms of this Agreement. For ease of reference, HSD or Customer may be referred to individually as a "Party" and collectively as the "Parties" and the terms "Affiliate(s)" and Associate(s) will be defined in Schedule B.

     2.5 INSTALLATION: The loading of the Software onto the Customer's computing environment.

     2.6 ACCEPTANCE: Acceptance will be in two forms: Pre-Production Acceptance and Production Acceptance. Pre-Production Acceptance refers to Acceptance after installation of the Software delivered Customer upon the execution of this Agreement and during the implementation period but before Production Use. Post Production Acceptance refers to Acceptance of the Software (including applicable modifications)after Production Use.

     2.7 PRODUCTION: The first use of the Software to process live data as Customer's system of record during the normal course of any part of Customer's business or other specified Customer use. For purposes of this Agreement, the terms "Go-


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          Live" and/or "First Production Use" shall have the same meaning as
          "Production".

3.   RIGHTS AND SCOPE OF USE GRANTED, RESTRICTIONS ON COPYING

     3.1 Customer may use the Software in the United States for its internal data processing purposes subject to the terms and conditions of this License Agreement.

     3.2 Each entity identified in Schedule B that comprises the definition of Customer may make one backup, one archival and one off-site backup/archival copy of the Software. The media containing copies shall be labeled with HSD's copyright and proprietary rights notices.

     3.3 Customer may not copy the Documentation without HSD's prior written approval.

     3.4 The rights of possession and/or use granted to the Customer under this Agreement constitute all of the rights imparted to the Customer hereunder with the understanding that those rights not expressly granted are retained by HSD.

4.   PROPRIETARY RIGHTS, LIMITED RIGHT OF ASSIGNMENT

     4.1 Customer acknowledges that the Software is proprietary and the property of HSD and that this Agreement grants specified rights of possession and use to Customer with the understanding that all rights of ownership are retained exclusively by HSD. Customer further acknowledges that the unauthorized use of the Software may expose HSD to irreparable harm for which the payment of money damages may not serve as an adequate and/or complete remedy.

     4.2 Customer may not provide third-party access to the Software by means such as service bureau and/or time share arrangements except by prior agreement of the parties evidenced by a written document(s) executed by the Parties which will serve as an addendum to this Agreement.

     4.3 Customer agrees to take all reasonable precautions to ensure the continued confidentiality of the Software, which precautions shall include informing Customer's applicable personnel of the proprietary nature of the Software.

     4.4 HSD will retain ownership of any modifications and/or Customer-specific modules that are based on the design of the Diamond Software and/or otherwise integrated into/made an integral part of the Software, in consideration of the payment of the fees for same as specified in Schedule A. In the event that custom interfaces are designed for Customer's use with Diamond, the ownership of any such interface shall remain with the Customer to the extent that it provides a link to the Software, but is not integrated into the Software as an integral part thereof.

     4.5 Each Party agrees that it shall not, without prior written consent of the other Party, use, reproduce, disclose, or provide to third-parties, other than Customer and/or consultants or contractors which consultants and/or contractors that have entered into non-disclosure agreements (NDA) in form and substance

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          substantially equivalent to that sample NDA attached and made a part hereof as Attachment1, any confidential documents or information obtained from the other Party, such as documents, memoranda, position descriptions, handbooks, financial statements, client lists, and/or audio or visual recordings, as well as methods, techniques, and procedures utilized by the respective Party that are not generally known in the Party's business and/or industry and which, as a result, gives that Party a competitive advantage. It is further understood and agreed that access will be not be granted to "HSD Competitors" as defined in Section 4.8, below.

     4.6 Upon termination of this Agreement by either Party for any reason, each Party shall, within twenty (20) days return any and all materials of the type described in the preceding Section 4.5 as well as the Software and Documentation (together with any and all copies thereof) to the other Party, except as otherwise specified in Section 13.5 below. Following termination, the Parties shall remain obligated not to use, reproduce, disclose or provide such items or information to third-parties without the prior written permission of the other Party for as long as any such information is not generally known in the disclosing Party's industry and/or otherwise remains confidential/does not enter the public domain as a result of a breach of this Agreement. In the event that this provision is held to be void or unenforceable because of its lack of a definite term, then the parties mutually agree that the maximum duration of any confidentiality obligation hereunder shall not exceed ten (10) years following the termination of this Agreement.

     4.7 The Customer's rights granted under this Section 4 are non-exclusive and non-transferable/non-assignable except as specified in Section 4.9, below.

     4.8 Customer may assign this Agreement to a wholly owned subsidiary, provided that HSD is given at least thirty (30) days prior written notice of any such intended assignment with the understanding that assignment shall not be made to an HSD competitor. Any assignment shall be subject to the prior written Agreement of the entity to which the assignment is being made affirming that it will abide by
          the terms of this Agreement.   For purposes of this Agreement, an
          "HSD Competitor" shall be defined as any entity engaged in providing managed health care software solutions and/or any entity that, in HSD's reasonable opinion, is likely to become an HSD Competitor.

     4.9 In the event that Customer is merged into or acquired by an HSD Competitor, the continuation of this Agreement and the associated use of the Software shall be subject to HSD's prior written approval under terms and conditions that adequately address HSD's concerns in areas such as the protection of its proprietary interests and the confidentiality of its trade secrets.

     4.10 HSD shall not assign this Agreement and/or its obligations hereunder without the prior written approval of Customer, which approval shall not be unreasonably withheld upon a showing that the proposed assignee has the capacity and the expertise to perform as required under the Agreement.

5.   TERM OF AGREEMENT AND LICENSE FEES

     5.1 The term of this Agreement shall be perpetual unless terminated as provided under the applicable termination provisions of this Agreement.

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     5.2  The Diamond license fees ("License Fees") and the fees for the
          Implementation Resources are specified in Schedule A, which
          Schedule is incorporated and made a part of this Agreement by this reference. The License Fees allow for an unlimited number of "Concurrent Users" that are authorized to access the Software at the same time. For purposes of this Agreement, a User is equivalent to a computer terminal/CRT, personal computer or other workstation that has the capacity to access the Software and/or any database associated with the Software.

     5.3 As set forth in Schedule A, the License Fees are divided into Phase 1 and Phase 2. Payment of the License Fees associated with Phase 1 does not obligate Customer to pay the License Fees for Phase 2 should Customer elect not to proceed with Phase 2. HSD shall be entitled to the Phase 2 payout (the "Payout") referenced in Schedule A in the event that Customer elects not to proceed with Phase 2. The Payout shall be due and payable to HSD in the event that Customer does not proceed with Phase 2 within 12 months of Customer's Post Production acceptance of the Phase 1Production Software but in no event later than December 31, 2000. Therefore, Customer may choose to license the Software only for Customer's Divisions listed in Phase 1 of Schedule A.

     5.4 It is mutually understood and agreed that Customer and HSD will meet and confer in the interest of adjusting the Phase 2 Payment Schedule set forth in Schedule A, should Customer find it necessary to modify the timing and/or sequence of the implementation of the divisions constituting Phase 2. Any such meeting(s) will be convened within 15 days of the request for same and the Parties shall proceed diligently and in good faith to complete any such revisions within 30 days of their initial meeting. In the event of modifications to the Phase 2 Payment Schedule under this Section 5.4, any license fee adjustments shall take into account the membership figures of the affected division(s) and be priced, in part, on a proportional basis.

     5.5 Should Kaiser elect to discontinue the Phase 1 project for any reason other than for cause, HSD will be entitled to receipt of the next scheduled major Phase 1 license fee payment. For purposes of this Section 5.5, a major Phase I License fee payment shall mean either Pre-Production Acceptance or Post Production Acceptance as
          specified in Schedule A.   Any such payment will be due and payable
          within 30 days of any such election.

     5.6 All local, state, and federal sales, use, personal property, or other similar taxes or duties relating to this license or to Customer's operation of the Software, shall be the exclusive obligation of Customer. Payment of said taxes shall be Customer's obligation independent of its obligation to pay License Fees.

6.   ACCEPTANCE AND TESTING

     6.1 The following language applies to both Pre Production and Production Acceptance periods with the commencement of the Test Period being from the date of first install of Software
          (Pre-Production Testing) or first date of Production Use (Post-Production Testing), depending on which testing period applies.


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     6.2  For Pre-Production Testing, Customer shall have 30 days to test the
          Software and its Operation ("Test Period"). During the Post-Production Test Period, Customer will have 45 days to test the Software and it operation. During the Test Period, Customer will notify HSD as soon as possible of any Priority 1 and/or Priority 2 situations that it observes and documents.

     6.3 For purposes of this Agreement, Priority 1 and 2 shall be defined as specified in the following table:

         ---------------------------------------------------------------------
          PRIORITY       TYPE                     DESCRIPTION
         ---------------------------------------------------------------------
          1            Urgent          Production is halted; customer
                                       cannot connect; daily business is
                                       severely impacted; no workaround
         ---------------------------------------------------------------------
          2            High            Software is operational but a major
                                       component is not functioning; physical
                                       data lost; data integrity affected; no
                                       workaround
         ---------------------------------------------------------------------

     6.4 HSD shall have 30 days to address and resolve Priority 1 and 2 situations reported by Customer from the time that HSD is able to identify and confirm any reported "Verified Program Errors". For purposes of this Agreement a Verified Program Error shall be defined as those Priority 1 and/or Priority 2 situations that HSD can replicate using Customer supplied data/information for situations occurring in the Customer's HSD-approved computing environment (absent networking and/or telecommunication components associated with any such computing environment).

     6.5 Upon completion of any applicable remedial action, HSD will advise Customer when such errors/situations are corrected and/or otherwise addressed. Upon receipt of any such notice/advice Customer will have 10 business days to retest the operation of the Software ("Retest Period").

     6.6 In the event that Customer is unable to confirm the correction of any such Verified Program Error, Customer shall so advise HSD at which time HSD will have an additional 30 days in which to provide an acceptable remedy with the understanding that HSD senior engineering management will be actively involved in the resolution process. Upon the completion of any such subsequent remedial action, HSD shall so advise Customer and the Customer shall have an additional 10 business days to retest (the "Retest Period").

     6.7 Should Customer determine that any such Verified Program Error has not been corrected and the Software functionality has not been restored to conform with its Documentation during any such Retest Period, the Parties shall timely meet and confer in order to determine if there is an acceptable alternative means of addressing the situation. Such determination of whether there exists an acceptable means of addressing the situation shall be made no later than 10 business days after the Retest Period specified in Paragraph 6.6 above.

     6.8 Should the Parties be unable to agree upon any such mutually acceptable alternative means of addressing the situations under this Section 6, any such matter shall then be subject to expedited disposition pursuant to the dispute resolution procedures specified in Section 16.2. Any matter arising under this Section 6 of the Agreement, shall be subject to a maximum amount in controversy not to exceed the license fees paid by Customer to HSD hereunder.

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     6.9  HSD's base "Diamond Client Server Performance Standards" document is incorporated into and made a part of this Agreement as Attachment 2 and shall be included as part of the defined term "Documentation", as a basis for anticipated response/performance measures in the specified computing environment.

     6.10 For purposes of this Agreement, Acceptance occurs (1) if Customer notifies HSD prior to the end of the Test Period that the Software performs in accordance with the Documentation, or (2) if Customer notifies HSD prior to the end of the Retest Period that the Software performs in accordance with the Documentation. In the event that Customer does not provide notice to HSD of its acceptance or non-acceptance prior to the expiration of any such Test or Retest Period, acceptance shall be deemed to have been granted.

     6.11 It is mutually understood and agreed that upon final acceptance of the Software delivered with respect to Phase 1 of the Kaiser/HSD undertaking described herein, only those changes and/or modifications applicable to subsequent phases/divisions of the Kaiser/HSD project shall be subject to the acceptance process and dispute resolution procedures described in this Section 6. The version of the Software that is first accepted (presumptively in Phase 1) shall be the base Post Production Software with the understanding that the incremental changes/modifications thereto will constitute that aspect of the Software that will be subject to the acceptance process and dispute resolution process described in this Section 6.

7.   WARRANTY

     7.1 HSD warrants that the Software will perform as described in the Diamond User Documentation and Installation Manual Software for a period of six (6) months from its first Production use of the Software in Phase 1 of the Kaiser project. This warranty shall be conditional upon Customer's computing environment being consistent with HSD's specifications and in good working order and further provided that the Software has been properly used, has not been modified and/or serviced by an entity other than HSD. Upon receipt of Customer's notice that the Software is not functioning according to the Documentation, HSD will, at no cost to Customer, timely provide the technical and-or programming resources, including personnel with the requisite expertise, necessary to address and correct the problem provided that HSD can replicate the reported problem using Customer supplied data in a standard computing environment.

     7.2 HSD hereby warrants, represents and certifies that the Software provided under this Agreement will automatically and accurately process calendar dates (including leap year dates) and date calculations (including, but not limited to, calculating, comparing and forward or reverse-sequencing) for all dates prior to, through and beyond January 1, 2000 and that any such processing shall not require Customer to invoke special procedures.

     7.3 HSD acknowledges that Customer is a provider of health care services; that Customer's use of the Software will be vital to the business operations of Customer; and that any protracted interruption of any critical aspects of Customer's business could result in substantial liability to such Customer. Accordingly, HSD warrants and represents that it shall not at any time during the term of this Agreement render the Software unusable or inoperable, take

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          possession of the Software, or other equipment provided to a
          Customer by HSD or its agent or agents that is intended to be used in conjunction with or Software or in any way deliberately take actions to interfere with the operation of the same or Customer's businesses unless Customer is found to be breach of a material provision of this Agreement and then only upon giving Customer the opportunity to timely cure any such breach and/or default.

     7.4 HSD MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT AS SPECIFIED IN SECTION 8.0 BELOW.

8.   PATENT AND COPYRIGHT WARRANTY

     8.1 At HSD's expense, HSD shall defend Customer against any claim that the Software infringes a patent or copyright in the United States and shall pay all costs and damages that a court awards as a result of such claim. To qualify for such defense and payment, Customer must: (1) give HSD prompt written notice for such claim; (2) give complete authority to HSD to compromise or settle and to control the defense and all related negotiations, and (3) fully cooperate with HSD in the defense and all related negotiations.

     8.2 Customer agrees that if the operation of the Software becomes, or in the opinion of HSD is likely to become the subject of a patent or copyright infringement claim, Customer will permit HSD, at HSD's option and expense to: (1) promptly procure for Customer the right to continue to use the Software on commercially reasonable terms; or (2) replace the Software with alternatives that are substantially equivalent on all material functions of the Software; or (3) modify the Software in a manner which causes it to function substantially the same as it had prior to modification so that it becomes non-infringing.

     8.3 Should HSD be unable to secure any of the three options specified in Section 7.2 under commercially reasonable terms, then the License Agreement shall terminate and the Customer will be entitled to a refund of the License Fees paid to HSD under this Agreement with respect to any successful third-party claim of which HSD receives notice during the three (3) year period following the first Production Acceptance. Thereafter the amount of any License Fee refund payable to Customer under this Section 8.3 shall be reduced by 20% during each subsequent year.

     8.4 The provisions of this Section 8 state HSD's entire obligation to Customer regarding patent or copyright infringement.

9.   GENERAL INDEMNITY

     Except as provided elsewhere in this Agreement, HSD and Customer shall indemnify and hold each other harmless against all liability, loss, damage and expense (including reasonable attorneys' fees) resulting from injury to or death of any person (including injury or death of their respective subcontractors or employees) or loss of or damage to tangible real or personal property, to the extent that such liability, loss, expense, damage or liability was proximately caused by the negligent or willful act or omission by

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     the party from whom indemnity is sought, including its agents, employees or subcontractors.

10.  LIMITATION OF LIABILITY

     10.1 In no event shall either party be liable for consequential damages, loss of profits, or other special damages in any way associated with this Agreement, even if either party has been apprised of likelihood of the same.

     10.2 In no event shall HSD be liable for an amount greater than the amount of License Fees previously paid by Customer to HSD under this Agreement. Notwithstanding anything to the contrary in the preceding sentence, during the period between Phase 1 Pre-Production Acceptance and Phase 1 Post-Production Acceptance, HSD's liability shall not exceed $5,000,000. Following Phase 1 Post Production Acceptance, the HSD's limitation on liability shall again be the amount of the license fees previously paid by Customer to HSD under this Agreement.

11.  CONFIDENTIALITY

     11.1 Confidential Information shall mean information such as customer lists, business plans, operation plans, client information, CUSTOMER personnel and medical records, application software programs and documentation licensed by third parties to CUSTOMER or HSD, the HSD Software including its Documentation, which are disclosed by CUSTOMER or HSD to the other party, its employees, agents, contractors, assignees or successors in the conduct of business under this Agreement. In addition, Confidential Information shall also include any other materials relating to HSD's business or the business of CUSTOMER which are designated in writing as confidential at the time of disclosure by CUSTOMER or HSD, or is identified orally at the time of the disclosure as confidential and confirmed in writing within 10 business days of such disclosure, and which are disclosed by CUSTOMER or HSD to the other party, its employees, agents, contractors, assignees or successors in the conduct of business under this Agreement. The following information shall not be deemed Confidential Information, and neither party nor its employees shall have an obligation with respect to any such information which:

          11.1.1 is or falls into the public domain through no wrongful act of a party or that party's agents or employees; or

          11.1.2 is rightfully received from a third party without restriction and without breach of this Agreement; or

          11.1.3 is approved for release by written authorization of an officer of a party; or

          11.1.4 is disclosed pursuant to the requirements of a governmental agency or operation of law; or

          11.1.5 is already in possession of a party or that party's employees as evidenced by their records and is not the subject of a separate non-disclosure or confidentiality agreement with either of them.

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     11.2 Standard of Care.  Each party hereby agrees that it and its respective officers, employees, agents, contractors, assignees, and successors shall (i) keep all Confidential Information received from the other party strictly confidential for a period of 5 years following the date of any such disclosure, (ii) instruct their officers, employees, agents, contractors, and permitted assignees and successors, who have access to such Confidential Information, to use the same degree of care and discretion with respect to the Confidential Information of the other party, or of any third party utilized hereunder, that HSD and CUSTOMER each require with respect to their own Confidential Information of , (iii) use and disclose such information solely for the purposes and in the manner set forth in this Agreement, (iv) not disclose any such information to any other person, corporation, governmental agency or other entity without the express written permission of the other party, except that HSD and CUSTOMER agree that CUSTOMER may disclose HSD Software and Documentation to its outside consultants having a need to know for the purpose of rendering to CUSTOMER technical opinions and advice regarding the HSD Software and Documentation, provided said consultants agree to hold the HSD Software and Documentation in confidence and have executed a Non-Disclosure Agreement and with the understanding that Customer shall not knowingly engage the services of consultants who are HSD competitors and/or are affiliated with HSD Competitors. CUSTOMER SHALL USE NO LESS THAN THE SAME DEGREE OF CARE AND DISCRETION THAT CUSTOMER REQUIRES WITH RESPECT TO ITS MOST VALUABLE TRADE SECRET INFORMATION. Notwithstanding the foregoing, CUSTOMER may not disclose HSD's Confidential Information to any of the parties identified by HSD in Schedule H, or to their employees, agents or consultants, as such Schedule H may be updated from time to time by HSD. CUSTOMER shall institute the necessary security policies and procedures to meet its obligations hereunder. Notwithstanding the foregoing, the mere viewing of data input screens or the review of output screens and reports generated by released HSD Software by third parties, not in competition with HSD, shall not be deemed a disclosure of HSD Confidential Information.

     11.3 Without limiting the foregoing, CUSTOMER shall use its reasonable efforts to cooperate with HSD in identifying and preventing unauthorized use, copying, or disclosure of the HSD Software and HSD Confidential Information, or any portion thereof.

     11.4 Notwithstanding anything otherwise to the contrary in this Agreement, the limitation of liability provisions of Section 10, above, each Party shall indemnify and hold harmless the other Party and its officers and employees from and against any and all damages, losses, liabilities, costs and expenses (including reasonable legal fees) to the extent arising out of any breach of the Confidentiality obligations hereunder by the indemnifying party, or its subsidiaries and affiliates, or any entity controlling, controlled by or under common control with the indemnifying party.

12.  NON-SOLICITATION OF PERSONNEL

     Neither Party shall solicit for employment, retention and/or use of services of any personnel presently employed by the

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     other Party or who have been employed by the other Party during the preceding twelve (12) months without the prior written consent of the other Party, which consent will not be unreasonably withheld.


13.  TERMINATION

     13.1 This Agreement shall be subject to termination should either Party fail to observe or perform any material obligation under this Agreement subject to the procedures specified in this Section 13.

     13.2 In the event of a claim of default/breach under this Section 13, the Party alleging any such default/breach shall give written notice of the alleged breach, which notice shall specify the nature of any such claim in sufficient detail to allow the receiving Party to investigate same in the interest of being able to respond thereto.

     13.3 This Agreement may be terminated by the Party alleging any such breach/default thirty (30) days after the date of such notice is given to the other Party unless (1) the material failure is corrected within such thirty (30) day period; or (2) if it is not possible to correct within such thirty (30) days, the defaulting Party commences correction within thirty (30) days and proceeds diligently to a cure (3) the matter remains a subject of disagreement between the Parties and the process of dispute resolution has been initiated under Section 16, below.

     13.4 Upon termination of this Agreement, the Customer shall, within twenty (20) days, return the Software to HSD, except as otherwise specified in Section 13.5 below.

     13.5 In the event of a post-Production termination resulting from a material breach by HSD as determined under the applicable provisions of Section 16 of this Agreement, Customer's rights of use shall be extended for a period of one-hundred-eighty (180) days from the date of any such determination. During any such one-hundred-eighty (180) day period, the terms of this Agreement shall remain in effect with the understanding that Sections 3, 4, 7, 8, 9, 10, 11, 12, 16, 17 and 19 shall survive termination for a period not to exceed three (3) years.

14.  THIRD-PARTY SOFTWARE PRODUCTS

     Third-party software license fees for products to be used in conjunction with HSD's Diamond Software will be specified in an addendum to Schedule
     A. Applicable third-party licenses will be provided to Customer as attachments to Schedule A.

15.  SUPPORT AND IMPLEMENTATION AGREEMENTS

     Separate Support and Implementation Agreements will be executed by the Parties subsequent to the execution of this License Agreement.

16.  DISPUTE RESOLUTION

     16.1 Any disputes between the Customer and HSD regarding this Agreement shall be settled by an interim steering committee representing both parties. HSD and Customer shall mutually agree on the members of the interim steering

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          committee.  Should the interim steering committee fail to resolve the dispute within 60 days of commencement of this procedure, then any controversy or dispute between the parties associated with the interpretation, performance and/or breach of this Agreement shall be settled, at the request of any Party to this Agreement, by final and binding arbitration pursuant to the rules of the American Arbitration Association and as further specified below.

     16.2 Notwithstanding anything to the contrary in this Section 16, any matter submitted for dispute resolution arising under Section 6 shall be subject to an expedited process wherein the steering committee specified in Section 16.1 shall have 20 days in which to resolve any such situation at which time any such matter will be subject to arbitration to be commenced within 20 days thereafter.

     16.3 Any dispute submitted to arbitration shall be convened at the location of the city of the headquarters of the Party not initiating the arbitration and shall be conducted by a three (3) person arbitration panel from a commercial alternative dispute resolution organization such as Judicate. The parties shall each choose one arbitrator from the list of arbitrators supplied by the dispute resolution organization, which panel must include arbitrators with large system software industry experience. The two selected arbitrators will then select the third member of the panel and the arbitration hearing will be scheduled within thirty
          (30) days of the initiation of the arbitration process.

     16.4 California law shall be applied in any such arbitration without reference to its choice of law statutes and the arbitrators' findings will include a detailed summary of the law as it applied to the award and/or findings of the arbitration panel.
          Depositions may be taken and discovery may be conducted in any arbitration under this Agreement subject to limitations imposed by the arbitrators.

     16.5 Each party shall pay its own costs and expenses.

     16.6 Any judgment upon any award and/or findings rendered by the arbitrators may be entered by any state or federal court having jurisdiction thereof.16.7 This dispute resolution provision shall not limit either Party's right to obtain any equitable or provisional remedy, including without limitation, injunctive relief, orders for recovering possessions or other relief such as enforcing the reasonably restrictive provisions of this Agreement from any court of competent jurisdiction deemed necessary by either Party to protect its intellectual property rights. Notwithstanding anything to the contrary in this Section 16, any dispute arising under or associated with this Agreement regarding proprietary rights in the Software shall be subject to judicial action under California law with venue in Oakland, California except to the extent preempted by applicable federal law. The prevailing Party in any action under Section 16.7shall be entitled to an award of its attorney fees and applicable costs, including those associated with appeals of any judgment and/or actions associated with the enforcement of any such judgment.

17.  INSURANCE

     17.1 HSD shall obtain and maintain in full force and effect through at least the duration of Maintenance Support Services, the insurance coverage described in this Section, with one or more insurance carriers.

     17.2. Liability

          (a) Commercial Form General Liability Insurance with limits as follows:

               General Aggregate                             $2,000,000
               Products Completed/Operations Aggregate       $2,000,000
               Personal and Advertising Injury               $1,000,000
               Errors and Omissions                          $1,000,000

               Each Occurrence                               $2,000,000

          (b) Business Auto Liability Insurance for owned scheduled, non-owned, or hired automobiles with a combined single limit of no less than $1,000,000 per occurrence.

          (c) Workers' Compensation and Employers liability Insurance in a form and amount covering HSD's full liability under Workers' Compensation Insurance and Safety Act in accordance with applicable state and federal laws.

     17.3 HSD, upon execution of the Agreement, shall furnish Customer with Certificates of Insurance evidencing such coverage. Premiums on all insurance policies shall be paid by HSD and shall be deemed included in HSD's obligations under the Agreement at no additional charge.

18.  NON-DISCRIMINATION AND MEDICARE

     HSD recognizes that as a government contractor Customer is subject to various federal laws, executive orders and regulations regarding equal opportunity and affirmative action which may also be applicable to subcontractors. HSD, therefore, agrees that all applicable equal opportunity and affirmative action clauses shall be incorporated herein as required by federal laws, executive orders, and regulations, which include the following: (a) The nondiscrimination and affirmative action clauses contained in: Executive Order 11246, as amended, relative to equal opportunity for all persons without regard to race, color, religion, sex or national origin; the Vocational Rehabilitation Act of 1973, as amended, relative to the employment of qualified handicapped individuals without discrimination based upon their physical or mental handicaps; the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended, relative to the employment of disabled veterans and veterans of the Vietnam era, and the implementing rules and regulations prescribed by Secretary of Labor in Title 41, Part 60 of the Code of Federal Regulations (CFR). (b) The utilization of small and minority business concerns clauses contained in: the Small Business Act, as amended; Executive Order 11625; and the Federal Acquisition Regulation
     (FAR) at 48 CFR Chapter 1, Part 19, Subchapter D, and Part 52,
     Subchapter H, relative to the utilization of minority business enterprises, small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals, in the performance of contracts awarded by federal agencies. (c) The utilization of labor surplus area concerns clauses contained in: the Small Business Act, as amended; Executive Order 12073; 20CFR Part 654, Subpart A; and the FAR at 48CFR Chapter 1, Part 20 of Subchapter D and
     Part 52 of Subchapter H, relative to the utilization of labor surplus area concerns in the performance of government contracts. If this Agreement is determined to be subject to the provisions of Section 952 of P.L. 96-499, which governs access to books and records of subcontractors of services to Medicare providers where the cost or value of such Services under the contract exceeds $10,000 over a 12-month period, then HSD agrees to permit representatives of the Secretary of the Department of Health and Human Services and of the Comptroller General to have access to the contract and books, documents and records of HSD, as necessary to verify the costs of the contract, in accordance with criteria and procedures contained in applicable Federal regulations. HSD hereby certifies to CUSTOMER that HSD shall comply during the term of this Agreement with the provisions of the Immigration Reform and Control Act of 1986 and any regulations promulgated thereunder. HSD hereby certifies that it has obtained a properly completed Employment Eligibility Certificate (INS Form 1-9) for each worker hired by HSD after November 5, 1986.

19.  GENERAL PROVISIONS

     19.1 Notices.

          All notices given hereunder shall be in writing and sent by telefax/facsimile and/or an internationally recognized courier such as DHL to the addresses and/or telephone numbers below, which information may be changed by notice conforming to the requirements of this Notice Section. Notices delivered by telefax and/or courier shall be deemed to have been received on the date of successful transmission thereof if received during business hours or otherwise on the next business day following its receipt.

      Customer: Kaiser Permanente, National Purchasing Organization
                1800 Harrison St.
                Oakland, CA.  94612
                Attn: IT Commodity Manager
                510.267-2545

      HSD:      Health Systems Design Corp.
                1330 Broadway, Suite 1200
                Oakland, California 94612
                Attn: Chief Financial Officer
                Facsimile: 510 763-2081

     19.2 If any material aspect of this Agreement is found invalid, void and/or unenforceable by a court of competent jurisdiction and/or by arbitration, the Agreement shall be subject to termination unless the Parties agree otherwise.

     19.3 No term and/or provision of the Agreement shall be deemed waived and/or any breach excused unless such waiver or consent is specified in writing and signed by the Party claimed to have waived and/or consented. No such consent and/or waiver, whether express or implied, shall constitute a consent, waiver and/or excuse for any other, different or subsequent breach.

     19.4 The obligations of the Parties to perform under this Agreement shall be suspended in the event that any such performance cannot be rendered by reason of matters beyond the control of the affected Party, including Acts of God, war and/or insurrection.

     19.5 This document, and the Schedule A referenced herein, represents the entire understanding between the parties and supersedes any and all prior understandings between the Parties, whether verbal or written.

20.  EXECUTION

This Agreement shall be effective as of the date of the signature/acceptance by the duly authorized signatories below.

CUSTOMER: KAISER FOUNDATION HEALTH PLAN      HEALTH SYSTEMS DESIGN CORP.

Signed                                       Signed
---------------------------------            ----------------------------------

Name                                         Name   Russell J. Harrison
---------------------------------            ----------------------------------

Title                                        Title  Chief Executive
---------------------------------                   Officer/President
                                             ----------------------------------

Date                                         Date   10/17/97
---------------------------------            ----------------------------------

SCHEDULE A - KAISER PRICING SCHEDULE

          DIAMOND CLIENT/SERVER SYSTEM MODULES INCLUDED:
          Membership & Eligibility; Group & Plan Maintenance; Utilization Management; Claims Pricing & Adjudication; Authorization, Capitation & Risk Fund Accounting; Premium Billing; AP; EDI; Provider Network Management; Letters; Customer Service & Reports

LICENSE FEES
------------

PHASE I: Northwest, Northeast, Central East and Southeast Divisions  [ * ]
           PHASE I IS LIMITED TO 3,000,000 MEMBERS WITHIN
           THE ABOVE NAMED DIVISIONS. ADDITIONAL MEMBERS
           WILL BE CHARGED AT A RATE OF [ * ]. HSD WILL
           CREDIT CUSTOMER FOR ANY ADDITIONAL PHASE I
           MEMBER CHARGES [ * ] PER MEMBER ABOVE
           3,000,000 MEMBERS) IF THE TOTAL MEMBERSHIP AT
           PHASE I & II POST PRODUCTION ACCEPTANCE IS LESS
           THAN 8,500,000 MEMBERS.  ANY APPLICABLE
           CREDIT/PAYMENT WILL BE REMITTED 30 DAYS AFTER
           POST PRODUCTION ACCEPTANCE OF PHASE II.

PHASE I PAYMENT SCHEDULE:

      25%  Contract Execution                                        [ * ]
      25%  Pre Production Acceptance                                 [ * ]
      40%  Post Production Acceptance                                [ * ]
       5%  Execution of Implementation Agreement                     [ * ]
       5%  Execution of Support Agreement                            [ * ]



PHASE I PAYOUT                                                       [ * ]

PHASE II: California, Rocky Mountain, Southwest Divisions and        [ * ]
           others
           PHASE I & II ARE LIMITED TO 8,500,000 MEMBERS.
           ADDITIONAL MEMBERS WILL BE CHARGED BASED ON
           ADDITIONAL MEMBER PRICING SCHEDULE.

PHASE II PAYMENT SCHEDULE:

     40%  Installation of Software for California Division           [ * ]
     20%  Post Production Acceptance for California Division         [ * ]
     20%  Installation of Software for Rocky Mountain Division       [ * ]
     10%  Post Production Acceptance for Rocky Mountain Division     [ * ]
      5%  Installation of Software for Southwest Division            [ * ]
      5%  Post Production Acceptance for Southwest Division          [ * ]


* Confidential portions omitted and filed separately with the Commission.

IMPLEMENTATION FEES
-------------------


     Project Director                                     Monthly       [ * ]
     Senior Project Manager                               Monthly       [ * ]
     Field Application Manager                            Monthly       [ * ]
     Technical Manager                                    Monthly       [ * ]
     Implementation Manager                               Hourly        [ * ]
     Implementation Analyst                               Hourly        [ * ]
     Conversion Specialist                                Hourly        [ * ]
     Interface Specialist                                 Hourly        [ * ]
     Application Trainer                                  Hourly        [ * ]


SOFTWARE SUPPORT FEES
---------------------
     No Greater than [ * ] of the value of the license fee per annum

DEVELOPMENT FEES
----------------
     Hourly Fee for Engineering Enhancements/Development                [ * ]


KAISER ADDITIONAL MEMBER PRICING

                                                        AVERAGE
                PRICE PER                              PRICE PER
    MEMBERS       MEMBER          INCREMENTAL           MEMBER
   ----------   ---------        -------------       -------------

    3,000,000    [ * ]               [ * ]                [ * ]
    8,500,000    [ * ]               [ * ]                [ * ]
    9,000,000    [ * ]               [ * ]                [ * ]
    9,500,000    [ * ]               [ * ]                [ * ]
    10,000,000   [ * ]               [ * ]                [ * ]
    10,500,000   [ * ]               [ * ]                [ * ]
    11,000,000   [ * ]               [ * ]                [ * ]
    11,500,000   [ * ]               [ * ]                [ * ]
    12,000,000   [ * ]               [ * ]                [ * ]
    12,500,000   [ * ]               [ * ]                [ * ]
    13,000,000   [ * ]               [ * ]                [ * ]
    13,500,000   [ * ]               [ * ]                [ * ]
    14,000,000   [ * ]               [ * ]                [ * ]
    14,500,000   [ * ]               [ * ]                [ * ]
    15,000,000   [ * ]               [ * ]                [ * ]




* Confidential portions omitted and filed separately with the Commission.

SCHEDULE B TO KAISER LICENSE AGREEMENT

"Kaiser Foundation Health Plan, Inc. ("Kaiser")" is a California nonprofit public benefit corporation that enrolls members and arranges for the medical, hospital, and related services in Northern and Southern California and Hawaii. In addition, Kaiser shall mean any other entities that become subsidiaries or affiliates after the Effective Date of this Agreement, and any of the following Kaiser divisions, subsidiaries or corporations:

Kaiser and any entity controlled by or under common control with Kaiser, including, as of the date hereof:

Kaiser Foundation Hospital
Kaiser Foundation Health Plan of Colorado
Kaiser Foundation Health Plan of Georgia, Inc.
Kaiser Foundation Health Plan of Kansas City, Inc.
Kaiser Foundation Health Plan of the Mid-Atlantic States, Inc.
Kaiser Foundation Health Plan of North Carolina
Kaiser Foundation Health Plan of Connecticut, Inc.
Kaiser Foundation Health Plan of Massachusetts, Inc.
Kaiser Foundation Health Plan of New York
Kaiser Foundation Health Plan of the Northwest
Kaiser Foundation Health Plan of Ohio
Kaiser Foundation Health Plan of Texas
Kaiser Foundation Rehabilitation Center
Kaiser Foundation Research Institute
Kaiser Permanente Insurance Corporation
Kaiser Permanente International
CHP Companies, Inc.
Community Health Plan

Any entity which may be identified by Kaiser in the future by written notice to Contractor or which has entered into a joint venture, alliance or affiliation agreement with any of the entities referred to above provided such agreement remains in effect as of the date hereof and such entity shall be added as a purchaser ("Purchaser") by an amendment ("Amendment") to this Agreement. Such entities currently include but are not limited to those listed below. In the event that such entity is added to this Agreement, it shall be responsible directly to Contractor for its financial and liability matters under this Agreement Amendment. Kaiser, the third party entity and Contractor shall be signatories to any resulting Amendment.

Group Health Cooperative of Puget Sound
Group Health Northwest
Kaiser/Group Health

Any medical professional corporation which has entered into a medical services agreement with any of the entities referred to immediately above, provided such agreement remains in effect, including, as of the date hereof and such medical professional corporation shall be added as a Purchaser by an Amendment to this Agreement. Such medical professional corporations currently include but are not limited to those listed below. In the event that such medical professional corporation is added to this Agreement, it shall be responsible directly to Contractor for its financial and liability matters under this Agreement Amendment. Kaiser, the medical professional corporation and Contractor shall be signatories to any resulting Amendment.

The Permanente Federation
The Permanente Medical Group, Inc.
Southern California Permanente Medical Group
Colorado Permanente Medical Group, P.C.
Hawaii Permanente Medical Group, Inc.
Permanente Medical Group of Mid-America, P.A.
Mid-Atlantic Permanente Medical Group
The Carolina Permanente Medical Group, P.A.
Northeast Permanente Medical Group
Northwest Permanente, P.C. Physicians and Surgeons
Ohio Permanente Medical Group, Inc.
Permanente Medical Association of Texas

KAISER/HSD LICENSE AGREEMENT - ATTACHMENT 1
NON-DISCLOSURE AGREEMENT

-------------------------------------------------------------------------------

This non-disclosure agreement ("Agreement") is entered into between the undersigned ("Recipient") and Health Systems Design Corp. ("HSD") in consideration of Recipient being provided access to confidential information owned by HSD. Recipient may be an individual and/or a business entity as specified in Section 15, below.

1. Information that will be disclosed in the course of business discussions will include proprietary and confidential information not generally known in the Managed Healthcare Software Industry ("Confidential Information") in tangible formats and/or on media or in visual or verbal form. All such materials will be identified or marked as confidential when disclosed or subsequently marked/identified as confidential.

2. It is mutually understood and agreed that the Confidential Information is being disclosed for the purpose specified below and may be used for only that purpose.
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

3. In recognition of HSD's proprietary interests and the advisability of taking reasonable and prudent measures to protect those interests Recipient agrees as follows:

     3.1 Recipient agrees to safeguard the Confidential Information with the same degree of care Recipient uses to protect its own valuable confidential business information and otherwise exercise a high degree of care in dealing with any such information in recognition of its proprietary nature.

     3.2 Recipient shall not copy the Confidential Information without HSD's prior written authorization and agrees that any copies so authorized shall include any and all confidentiality/proprietary rights notices (such as copyright) contained therein.

     3.3 Recipient shall permit access to the Confidential Information strictly on a "need-to-know basis" only to those employees who have first been advised of the proprietary nature of the Confidential Information and who agree to maintain the confidentiality thereof. For the purposes of this Agreement "employees" shall include third parties retained on a contract basis with the understanding that contract technical personnel/consultants shall only be granted access to Confidential Information subject to HSD's prior written consent.

4. The obligations of Paragraph 3 shall not apply to any material/information to which Recipient can demonstrate by credible evidence that any of the following exceptions apply:

     4.1 Information that is in the public domain and/or which enters the public domain through no breach of this Agreement;

     4.2  Information previously known to Recipient;

     4.3 Information received from a third party who has the legal right to possess and disseminate any such information;

     4.4 Information independently developed without the use of Confidential Information;

     4.5 Confidential Information approved for release by HSD's written authorization to the extent of and subject to such conditions as may be imposed in such written authorization; and

     4.6 Confidential Information disclosed in response to a valid order of a court and/or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order, provided, however, that the Recipient shall timely notify HSD of the order so that HSD may seek a protective order.

5. Recipient acknowledges its obligation to control access to and/or exportation of technical data under the applicable export laws and regulations of the United States, and agrees to adhere to and comply with such laws and regulations with respect to any technical data received under this Agreement.

6. Confidential Information, including all copies thereof, shall be returned to HSD or destroyed within 10 days of HSD's instruction to Recipient regarding the handling/disposition of any such Confidential Information.

7. It is mutually understood and agreed that any violation of Section 3, above, would likely cause irreparable injury to HSD for which it would have no adequate remedy at law and that HSD shall be entitled to seek immediate judicial relief such as restraining orders. All other disputes arising under this Agreement shall be subject to binding arbitration conducted by a private dispute resolution service, such as Judicate, conducted under applicable American Arbitration Association rules. The prevailing party in any action or arbitration under this Section 7 shall be entitled to an award of attorney fees and costs including any fees/costs associated with the enforcement of any such arbitration award and/or court order(s).

8. Nothing contained in this Agreement or in any discussions undertaken or disclosures made pursuant hereto shall (a) be deemed a commitment to engage in any business relationship, contract or future dealing with the other party, or (b) limit either party's right to conduct similar discussions or perform similar work to that undertaken pursuant hereto, so long as said discussions or work do not violate any term of this Agreement.

9. No patent, copyright, trademark or other proprietary right is licensed, granted or otherwise transferred by this Agreement or any disclosure hereunder, except for the right to use such information in accordance with the terms of this Agreement and for no other purpose than specified herein.

10. This Agreement shall continue in full force and effect for a period of 5 years following the last disclosure of Confidential Information hereunder.

11. This Agreement may not be assigned by either party without the prior written consent of the other and no permitted assignment shall relieve a party of its obligations hereunder with respect to Confidential Information disclosed to that party prior to the assignment. Any assignment in violation of this Section shall be void. This Agreement shall be binding upon the parties and their respective successors and assigns.

12. If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision which so far as possible achieves the original intent of the Agreement.

13. Notices hereunder shall be deemed received 3 business days after mailing to the addresses set forth below (or subsequently modified) unless sent by overnight service such as Federal Express in which case delivery will be as of the date/time indicated by the records of any such delivery service.

14. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings relating thereto. The provisions of this Agreement may not be modified, amended or waived, except by a written instrument duly executed by both parties. This Agreement shall be subject to California Law except as to its choice of law statutes.

15. By signature below the undersigned warrant that they have the authority to enter into this Agreement individually and/or in any applicable representative capacity:



FOR HSD:                                FOR RECIPIENT:

                                        --------------------------------
                                        Company Name

By:                                     By:
   ----------------------------             ----------------------------

Name                                    Name
     ------------------------                ---------------------------
Title:                                  Title:
      --------------------------              --------------------------

_________________________ , 1997        _________________________ , 1997


                                        Address /Telephone and Facsimile:

1300 Broadway, Suite 1200               ------------------------------------
Oakland, CA 94612                       ------------------------------------
510 763-2629                            ------------------------------------
510 763-2081 (Fax)                      ------------------------------------

KAISER/HSD LICENSE AGREEMENT - ATTACHMENT 2
DIAMOND CLIENT/SERVER BASE PERFORMANCE STANDARDS

As Diamond is a distributed system, overall system performance is constrained by the slowest component. Cost trade-offs on hardware, production operations, user behavior, volume, network traffic, database server loading, and others directly affect one another so uniquely between installations that performance data monitoring of each component (server, network, client) in an environment modeled as closely as possible to Kaiser's production system is a requirement before HSD can certify the accuracy of these numbers.

Diamond base performance standards are as follows:

RESPONSE TIME IS DEFINED AS A USER INTERACTION COMPRISED OF THE TIME INTERVAL BETWEEN A USER PRESSING THE ENTER KEY AND THE WINDOW BEGINNING TO
REFRESH/REPAINT WITH THE SPECIFIC DATA OR APPROPRIATE ERROR MESSAGE. EACH OF THESE USER INTERACTIONS IS COMPOSED OF DIFFERING LEVELS OF DATABASE INTERACTIONS. THEY RANGE FROM SIMPLE DATABASE QUERIES, TO COMPLEX, MULTI-FACETED INTERACTIONS COMPRISED OF MANY TABLE QUERIES, INSERTS AND/OR UPDATES.

The following is based upon previous and ongoing Diamond 950 performance analysis on an HSD sanctioned system configuration:

1. Screen-to-screen changes, after initial screen open, shall be three (3) seconds or less 90% of the time.

2.   Table look-ups shall not exceed three (3) seconds, 90% of the time.

3. Complex application interactions involving multiple database accesses shall not exceed three (3) seconds 90% of the time.

Examples of the above standards are:

Business Function             Base End-to-End user response time
     Auth Inquiry                            1s
     Auth Entry                              3s
     Claim Inquiry                           1s
     Member Demo Update                      2s
     Claim Entry                             3s
     Eligibility Update                      3s
     Member Entry                            3s
     Member Disenrollment                    3s
     Provider Inquiry                        3s
     Claim Adjudication                      3s

In order to achieve the above performance standards, the CUSTOMER's processing environment must have the following minimal characteristics:

1. A UNIX Server with sufficient processing power to sustain expected user loads running Oracle RDBMS Version 7.x. In a distributed environment, this is true for all servers in the configuration.

2. PC workstations with Intel Pentium 133 MHz or faster processor, 24MB of RAM running Windows 3.1 or later Windows version with Diamond Client/Server application code on a local hard disk with a 12 msec or faster access time, WINSOCK compliant TCP/IP stack and SQL*Net V2.x or later.

3. A network configuration with sufficient bandwidth to sustain expected user load. Example, 100MB FDDI.